Exhibit 10.50

PREMCOR INC.

SENIOR EXECUTIVE RETIREMENT PLAN

(2004 Restatement)

INTRODUCTION

The principal objective of the Premcor Inc. Senior Executive Retirement Plan is to ensure the payment of a competitive level of benefits in order to attract, retain and motivate selected senior executives. The Plan is designed to provide retirement benefits, a death and disability benefit and post-employment medical benefits which will meet the objective described above. Eligibility for participation in the Plan shall be limited to senior executives selected by the Committee. The Plan was initially effective as of February 1, 2002, and, as amended, is restated effective as of November 1, 2004.

SECTION 1.

DEFINITIONS

1.1 Age shall mean a Participant’s actual age. Upon the earliest (if any) to occur of (a) the termination of the Participant’s employment by the Company without “Cause” (as defined in the Participant’s employment agreement with the Company) at any time on or after the first anniversary of the Participant’s Participation Commencement Date, (b) the termination of the Participant’s employment with the Company by the Participant for “Good Reason” (as defined in the Participant’s employment agreement with the Company) at any time on or after the first anniversary of the Participant’s Participation Commencement Date, (c) the Company’s provision of notice to the Participant of non-extension of the “Employment Term” (as defined in the Participant’s employment agreement with the Company) at any time on or after the first anniversary of the Participant’s Participation Commencement Date, or (d) the Participant’s completion of five (5) Years of Service, such Participant’s Age shall be increased by an additional two (2) years for all purposes of the Plan.

1.2 Average Earnings means (a) if the Participant has completed two (2) or more full calendar years of employment with the Company, the average of the Participant’s Earnings during the two (2) full calendar years of employment with the Company (whether or not consecutive) in which the Participant had the highest Earnings, (b) if the Participant has completed one (1) full calendar year but less than two (2) full calendar years of employment with the Company, the Participant’s Earnings during such full calendar year of employment with the Company, or (c) if the Participant has not completed one (1) full calendar year of employment with the Company, the Participant’s annualized Earnings for such partial calendar year of employment with the Company; provided, that, in each case, for purposes of the Plan only, in no event shall a Participant’s Average Earnings exceed an amount equal to two and one-half (2.5) times the Participant’s highest annual salary during any calendar year of employment with the Company (or, if the Participant has not completed one (1) full calendar year of employment with the Company, his highest rate of salary during any calendar year of employment with the Company).

1.3 Board of Directors means the board of directors of Premcor Inc.

1.4 Committee means the compensation committee of the Board of Directors, or any other committee which has been given authority by the Board of Directors to administer this Plan.

1.5 Company means Premcor Inc., its subsidiaries and its successor or successors.

1.6 Dependent Child means any natural child, legally adopted child, stepchild, foster child, or child under guardianship who resides in the household of the Participant (prior to the death of the Participant or except to attend school) and depends on the Participant (prior to the death of Participant) for principal support and maintenance.

1.7 Earnings for a calendar year means (a) base compensation for that calendar year, (b) bonuses paid under an annual incentive plan of the Company or under an employment agreement attributable to that calendar year, even if paid during subsequent calendar years, but excluding bonuses (if any) paid under an annual incentive plan of the Company during that calendar year attributable to a previous calendar year, (c) compensation that could have been received in cash during the calendar year or attributable to that calendar year as amounts described in (a) or (b) above but which were deferred pursuant to either a qualified or nonqualified deferred compensation plan or otherwise and (d) severance benefits payable to the Participant pursuant to an employment agreement with the Company which represent amounts described in (a) and (b) above, determined as if paid ratably during any period by which such severance benefits are calculated, regardless of how or when payment of such severance benefits is actually made (e.g., if a severance benefit equals a lump sum payment equal to three (3) times base pay plus base bonus, Earnings would be calculated with respect to such lump sum payment as if such payment had been paid ratably over a three-year period beginning on the date of the termination of employment which triggered the severance payment).

1.8 Initial Effective Date means February 1, 2002.

1.9 Participant means a senior executive of the Company or one of its subsidiaries who is designated as a Participant by the Committee. A senior executive shall become a Participant in the Plan as of the date he is individually selected by, and specifically named in the resolution of, the Committee for inclusion in the Plan. The Participants as of the Initial Effective Date, as subsequently modified prior to the Restatement Effective Date, are set forth on Exhibit A hereto. The Participants as of the Restatement Effective Date are set forth on Exhibit A-1 hereto. For all such Participants, their participation in the Plan commenced on the later of the Initial Effective Date, the date their employment with the Company commenced, or such other later date as determined by the Committee. The Committee shall amend Exhibit A-1, from time to time, to reflect the addition of new Participants, and such new Participants’ participation in the Plan shall commence on the date their employment with the Company commences, or such other later date as determined by the Committee.

1.10 Participation Commencement Date means the date a Participant’s participation in the Plan commences as described in Section 1.9.

1.11 Participation Year means the twelve (12) consecutive month period beginning on a Participant’s Participation Commencement Date and each twelve (12) consecutive month period thereafter beginning on each anniversary of the Participant’s Participation Commencement Date.

1.12 Plan means this Premcor Inc. Senior Executive Retirement Plan, as amended from time to time.

1.13 Restatement Effective Date means November 1, 2004.

1.14 Retirement means the termination of a Participant’s employment with the Company on a Normal, Early, Postponed, Disability or Vested Retirement Date, as such terms are defined in Section 2.1.

1.15 Surviving Spouse means the individual who is married to the Participant on the earlier of the Participant’s Retirement or death.

1.16 Year of Service for all purposes means any Participation Year during which the Participant either (a) is actively employed by the Company at any time during such Participation Year, or (b) receives (or is entitled to receive) disability benefits under Section 6 for at least one (1) calendar month during such Participation Year, Upon the earliest (if any) to occur of (a) the termination of the Participant’s employment by the Company without “Cause” (as defined in the Participant’s employment agreement with the Company) at any time on or after the first anniversary of the Participant’s Participation Commencement Date, (b) the termination of the Participant’s employment with the Company by the Participant for “Good Reason” (as defined in the Participant’s employment agreement with the Company) at any time on or after the first anniversary of the Participant’s Participation Commencement Date, (c) the Company’s provision of notice to the Participant of non-extension of the “Employment Term” (as defined in, the Participant’s employment agreement with the Company) at any time on or after the first anniversary of the Participant’s Participation Commencement Date, or (d) the Participant’s completion of five (5) Years of Service, such Participant’s Years of Service shall be increased by an additional two (2) Years of Service for all purposes of the Plan.

Where appearing in the Plan, the masculine gender will be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates the contrary.

SECTION 2.

ELIGIBILITY FOR BENEFITS

2.1 Each Participant is eligible to retire and receive a benefit under this Plan beginning on one of the following dates:

(a) Normal Retirement Date, which is the first day of the month following the month in which the Participant ceases employment with the Company, having reached Age sixty-five (65) with at least three (3) Years of Service.

(b) Early Retirement Date, which is the first day of any month following the month in which the Participant ceases employment with the Company, having reached at least Age fifty-five (55) with at least three (3) Years of Service.

(c) Postponed Retirement Date, which is the first day of the month following the Participant’s Normal Retirement Date in which the Participant terminates employment with the Company.

(d) Disability Retirement Date, which is the first day of the month following the date the Participant’s total disability commenced, as determined under the terms of his employment agreement with the Company but not later than the Participant’s Normal Retirement Date.

(e) Vested Retirement Date, which is the first day of any month following the month in which the Participant’s employment with the Company terminates, provided he has at least three (3) Years of Service as of the date of termination.

SECTION 3.

AMOUNT OF RETIREMENT BENEFIT

3.1 The annual retirement benefit payable under the Plan at a Normal Retirement Date shall be a single life annuity for the life of the Participant which is equal to the lesser of the following:

(a) The sum of six percent (6%) of Average Earnings times the Participant’s Years of Service less than or equal to five (5) Years of Service, plus three percent (3%) of Average Earnings times the Participant’s Years of Service greater than five (5) Years of Service, or

(b) Sixty percent (60%) of Average Earnings.

3.2 The annual retirement benefit payable under the Plan at an Early Retirement Date shall be equal to the benefit determined under Section 3.1, reduced by one percent (1%) for each year that the Participant’s Age precedes sixty-five (65) as of the date his benefit commences; provided that, no reduction shall apply if his Age plus Years of Service equals or exceeds seventy (70), as of the date his benefit commences.

3.3 The annual benefit payable at a Postponed Retirement Date shall be equal to the benefit determined in accordance with Section 3.1, based on Years of Service and Average Earnings as of the Participant’s Postponed Retirement Date.

3.4 The annual benefit payable at a Vested Retirement Date shall be equal to the benefit determined in Section 3.1, reduced by one percent (1%) for each year that the Participant’s Age precedes sixty-five (65) as of the date his benefit commences; provided that no reduction shall apply if his Age at the date his benefit commences plus Years of Service equals or exceeds seventy (70).

3.5 Any benefit payable under this Section 3 shall be offset by an amount actuarially equivalent to the benefit, if any, payable to the Participant upon his termination of employment under the Premcor Inc. Pension Plan, regardless of whether payment of benefits under such plan commences upon his termination of employment. A Participant shall not accrue a benefit under the non-qualified Premcor Inc. Pension Restoration Plan during the period in which he participates in the Plan. Actuarial equivalence shall be determined in accordance with Section 4.2.

SECTION 4.

PAYMENT OF RETIREMENT BENEFITS

4.1 Benefits payable in accordance with Section 3 of the Plan will normally commence on the first day of the month following the Participant’s Retirement in the form of a single life annuity, payable monthly, for the Participant’s life. A Participant may elect to defer receipt of his benefits until a later date and/or receive his benefits (including the actuarial equivalent of any death benefits payable to a Surviving Spouse under Section 5.2) in the form of a lump sum upon his Retirement, including the actuarial equivalent of the Participant’s benefits as of his Vested Retirement Date (or, with prior Committee approval, any other actuarially equivalent form); provided that, an election to do so shall be effective only if made on or before the date which is twelve (12) months before the Participant’s termination of employment. Notwithstanding the above, the initial election of a Participant upon his commencement in the Plan shall become immediately effective. Such election shall be made within 30 days. In addition, any change to such election (including revocation of a prior election) shall be effective only if made on or before the date which is twelve (12) months before the Participant’s termination of employment. Notwithstanding the above, following Retirement, a Participant who elects to receive his benefit in the form of a stream of payments may elect to receive his remaining benefit as an actuarially equivalent lump sum; provided that, such lump sum representing the remaining benefit shall be reduced by a penalty of ten percent (10%), unless a change of control has occurred or is expected to occur shortly, in which case the penalty shall be reduced to five percent (5%).

4.2 For all purposes of the Plan, actuarial equivalence of benefits shall be determined using a discount rate equal to the average yield on state and local government bonds rated AAA, as published in the Federal Reserve Statistical Release H 15 (519), or its equivalent, for the three (3) month period prior to the payment date and the applicable mortality table described in Section 417(e)(3) of the Internal Revenue Code of 1986, as amended.

SECTION 5.

DEATH BENEFITS PAYABLE

5.1 If a Participant dies prior to Retirement, such Participant’s designated beneficiary shall receive a benefit which is actuarially equivalent to the benefit the Participant would have received if he had retired on the date of his death with a fully vested benefit; provided, however, that if the Participant’s designated beneficiary is a Surviving Spouse, such benefit shall not be less than an annual benefit for the life of the Surviving Spouse equal to 50% of the Participant’s Average Earnings as of his date of death. In addition, each Dependent Child will receive $1,000 per month ($5,000 per month if both the Participant and Surviving Spouse are deceased) through the month in which the Dependent Child attains age eighteen (18) or, if a full-time student, age twenty-five (25). If a Participant has more than three (3) children, a maximum of three (3) times the above benefit shall be divided among the children. The benefits provided by this Section 5.1 shall commence as of the first day of the month following the month in which the Participant dies and shall terminate on the first day of the month in which the Surviving Spouse dies.

Prior to his death, a Participant may elect to have his designated beneficiary or Surviving Spouse and each Dependent Child receive the benefit described in this Section 5.1 in the form of an actuarially equivalent single lump sum, to be paid as soon as practicable following his death.

5.2 If a Participant should die after Retirement, the Surviving Spouse will receive an annual benefit, payable monthly, equal to fifty percent (50%) of the Participant’s normal form of benefit (as described in the first sentence of Section 4.1) upon Retirement for the lifetime of the Surviving Spouse; provided that, if the Participant received the actuarial equivalent of this benefit upon Retirement in the form of a lump sum payment in accordance with a valid election as described in Section 4.1, no benefit shall be paid to the Surviving Spouse pursuant to this Section 5.2. In addition, each Dependent Child will receive $1,000 per month ($5,000 per month if both the Participant and Spouse are deceased) through the month in which the Dependent Child attains age eighteen (18) or, if a full-time student, age twenty-five (25). If a Participant has more than three (3) children, a maximum of three (3) times the above benefit shall be divided among the children. The benefits provided by this Section 5.2 shall commence as of the first day of the month following the date of the Participant’s death and shall terminate on the first day of the month in which the Surviving Spouse dies, or the Dependent Children reach the maximum age for payment under this Section 5 (or die, if earlier).

Prior to his death, a Participant may elect to have his Surviving Spouse and each Dependent Child receive the benefit described in this Section 5.2 in the form of an actuarially equivalent single lump sum, to be payable as soon as practicable following his death.

SECTION 6.

DISABILITY BENEFITS PAYABLE

6.1 In the event a Participant’s employment is terminated for disability under the terms of his employment agreement with the Company, the Participant shall be entitled to retire on his Disability Retirement Date.

6.2 The annual disability benefit will be equal to sixty percent (60%) of the Participant’s Average Earnings determined as of his date of disability.

6.3 The disability benefit determined in accordance with Section 6.2 will be reduced by (a) any benefit payable under any Company-sponsored long-term disability plan, (b) any Social Security benefits awarded or benefits awarded under any other government-sponsored or government-mandated program, including Workers’ Compensation, and (c) an amount actuarially equivalent to the benefit, if any, then paid to the Participant under the Premcor Inc. Pension Plan.

6.4 Disability benefits will be payable monthly and will commence on the Participant’s Disability Retirement Date. The last payment will be as of the first of the month during which the disabled Participant either recovers or dies. If a Participant remains disabled until Age sixty-five (65), he shall be deemed to be disabled thereafter. If a disabled Participant recovers, he may be eligible for a Retirement benefit under Section 3 if he satisfies the eligibility requirements for a Normal, Early, Postponed or Vested Retirement Date.

6.5 In the event a disabled Participant dies, such Participant’s designated beneficiary shall receive a benefit which is actuarially equivalent to the benefit the Participant would have received if he had retired on the date of his death with a fully vested benefit; provided, however, that if the designated beneficiary is a Surviving Spouse, such benefit shall not be less than an annual benefit for the life of the Surviving Spouse equal to 50% of the amount determined in Section 6.2. In addition, each Dependent Child will receive $1,000 per month ($5,000 per month if both the Participant and Spouse are deceased) through the month in which the Dependent Child attains age eighteen (18) or, if a full-time student, age twenty-five (25). If a Participant has more than three (3) children, a maximum of three (3) times the above benefit shall be divided among the children. The benefits provided by this Section 6.5 shall commence as of the first day of the month following the date of the Participant’s death and shall terminate on the first day of the month in which the Surviving Spouse dies. No death benefits shall be payable under Section 5 upon the death of a disabled Participant.

Prior to his death, a Participant may elect to have his designated beneficiary or Surviving Spouse and each Dependent Child receive the benefit described in this Section 6.5 in the form of an actuarially equivalent single lump sum, to be paid as soon as practicable following his death.

SECTION 7.

MEDICAL BENEFITS

7.1 Each Participant with at least three (3) Years of Service, his spouse, and each Dependent Child until age eighteen (18) or, if a full-time student, age twenty-five (25), shall be entitled to receive medical benefits following the termination of the Participant’s employment with the Company. Such benefits will be made available commencing with termination of a Participant’s employment with the Company and shall continue as long as the Participant, his spouse and each Dependent Child pay, on a timely basis, a monthly amount generally equivalent to the amount of the medical payroll deduction applicable to the Participant on the date his participation in the Plan commences. Such benefits shall be generally commensurate with those which the Company offers from time to time to its active employees who are in positions similar to the position the Participant held on the date the Participant terminated employment. To the extent the benefits provided to a Participant, his spouse and each Dependent Child under this Section 7.1 are substantially and materially reduced as compared to the benefits provided to them as of the date the Participant terminates employment, the Participant (or his spouse and each Dependent Child, if the Participant dies) shall receive a reduction in the monthly amount payable or periodic cash payments from the Company equivalent to the value of the substantial and material reduction. The value of medical benefits for purposes of the preceding sentence shall be determined using generally accepted methods for calculating actuarial equivalence of medical benefits.

SECTION 8.

MISCELLANEOUS

8.1 The Committee may, in its sole discretion, terminate, suspend, or amend this Plan at any time or from time to time, in whole or in part; provided, however, no amendment, termination, or suspension of the Plan may adversely affect a Participant’s right or the right of a

Surviving Spouse or Dependent Child of a Participant to any benefit as set forth in this Plan as of the day prior to such amendment, termination, or suspension of the Plan.

8.2 Nothing contained herein will confer upon any Participant the right to be retained in the service of the Company, nor will, it interfere with the right of the Company to discharge or otherwise deal with Participants without regard to the existence of this Plan.

8.3 This Plan shall be unfunded. All payments to a Participant under the Plan shall be made from the general, assets of the Participant’s employer. In the event the Participant’s employer is unable to make a payment to the Participant, the payment shall be made from the general assets of the Company. The rights of any Participant to payment shall be those of an unsecured general creditor of his employer or the Company, as applicable.

8.4 To the maximum extent permitted by law, no benefit under this Plan shall be assignable or subject in any manner to alienation, sale, transfer, claims of creditors, pledge, attachment, or encumbrances of any kind.

8.5 The Committee may adopt rules and regulations to assist it in the administration of the Plan. Each Participant shall receive a copy of this Plan and the Committee will make available for inspection by any Participant a copy of the rules and regulations used by the Committee in administering the Plan.

8.6 A Participant who believes that he is being denied a benefit to which he is entitled may file a written request for such benefit with the head of the Human Resources Department setting forth his claim. The request must be addressed to the Human Resources Department, Premcor Inc., at its then current address. Upon receipt of a claim, the claimant shall be advised that a reply will be forthcoming within a reasonable period of time, but ordinarily not later than ninety (90) days, and shall in fact deliver such reply within such period. However, the head of the Human Resources Department may extend the reply period for an additional ninety (90) days for reasonable cause. If the claim is denied in whole or in part, the head of the Human Resources Department will adopt a written opinion using language calculated to be understood by the claimant setting forth (1) the specific reason or reasons for denial, (2) specific references to pertinent Plan provisions on which the denial is based, (3) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation why such material or such information is necessary, (4) appropriate information as to the steps to be taken if the claimant wishes to submit the claim for review, including a statement of the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following an adverse benefit determination on review, and (5) the time limits for requesting a review.

Within sixty (60) days after the receipt of the written opinion, the claimant may request in writing that the Committee review the denial. The request must be addressed to the Committee at Premcor Inc.’s then current address. If the claimant does not request a review of the prior determination within such sixty (60) day period, he shall be barred and estopped from challenging such determination.

Within a reasonable period of time, ordinarily not later than sixty (60) days after the Committee’s receipt of a request for review, it will review the prior determination. If special circumstances require, the sixty (60) day period may be extended for an additional sixty (60) days. The decision of the Committee shall be final and nonreviewable unless found to be arbitrary and capricious by a court of competent review. Such decision will be binding upon the Company and the claimant. If the Committee makes an adverse benefit determination on review, the Committee will render a written opinion using language calculated to be understood by the claimant setting forth (1) the specific reason or reasons for denial, (2) the specific references to pertinent Plan provisions on which the denial is based, (3) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (a) was relied upon by the Committee in making its decision, (b) was submitted, considered or generated in the course of the Committee making its decision,, without regard to whether such instrument was actually relied upon or (c) demonstrates compliance by the Committee with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants, and (4) a statement of the claimant’s right to bring a civil action under Section 502(c) of ERISA following an adverse benefit determination on review.

Notwithstanding the above, if a claimant is denied a benefit because he is determined not to be disabled and he makes a claim pursuant to such denial, the following provisions shall apply. Upon receipt of a claim, the reply period shall be forty-five (45) days. If, prior to the end of the initial 45-day period, the head of the Human Resources Department determines that, due to matters beyond his or her control, a decision cannot be rendered within such 45-day period, the period for making the determination may be extended for up to thirty (30) days. If, prior to the end of the first 30-day extension period, the head of the Human Resources Department determines that, due to matters beyond his or her control, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional thirty (30) days. The head of the Human Resources Department shall notify the claimant, prior to the expiration of any applicable extension period, of the circumstances requiring an extension and the date by which he or she expects to render a decision. In the case of any extension described in this paragraph, the notice of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues, and the claimant shall be afforded forty-five (45) days within which to provide the specified information. If information is requested, the period for making the benefit determination shall be tolled from the date on which notification of an extension is sent to the claimant until the date on which the claimant responds to the request for information.

Within one hundred eighty (180) days after receiving the written notice of an adverse disposition of the claim, the claimant may request in writing, and shall be entitled to, a review of the benefit determination. In deciding an appeal of any adverse benefit determination that is based in whole or in part on a medical judgment, the Committee shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment. Such health care professional shall be an individual who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal nor the subordinate of any such individual. The medical or vocational experts whose advice was obtained on behalf of the Committee in connection with the claimant’s adverse benefit determination will be identified to the claimant. If the claimant does not request a review within one hundred eighty (180) days after receiving written notice of the original disposition of the claim, the claimant shall be deemed to have accepted the original written disposition.

A decision on review shall be rendered in writing by the Committee within a reasonable period of time, but ordinarily not later than forty-five (45) days after receipt of the claimant’s request for review by the Committee, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial forty-five (45) period. In no event shall such extension exceed a period of forty-five (45) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the determination on review. In the event the extension is due to a claimant’s failure to submit information necessary to decide the claim, the claimant shall be afforded forty-five (45) days within which to provide the specified information, and the period for making the benefit determination on review shall be tolled from the date on which notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

In the case of an adverse benefit determination on review, in addition to the information described above, the notice shall state: “You and your Plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”

8.7 The Company shall have the right to provide any benefit hereunder through insurance or other arrangements which, may be more tax efficient or reduce the expense associated with provision of the benefits hereunder.

8.8 If a Participant shall not have designated a beneficiary to receive any benefit payable hereunder, or the beneficiary predeceases the Participant, the Participant’s estate shall be deemed to be his designated beneficiary.

8.9 This Plan is established under and will be construed according to the laws of the State of Delaware.

IN WITNESS WHEREOF, Premcor Inc. has caused this Plan to be executed this 1st day of November, 2004.

PREMCOR INC.

By	/s/ James R. Voss
Vice President

EXHIBIT A

Participant	Position	Participation Commencement Date
Thomas D. O’Malley	Chairman and Chief Executive Officer	February 1, 2002

William Hantke	Executive Vice President and Chief Financial Officer	February 1,2002

Henry M. Kuchta	Executive Vice President and Chief Operating Officer	April 26, 2002

Donald F. Lucey	Vice President, Commercial Operations	April 1, 2002

Jeffry N. Quinn	Executive Vice President, Secretary, and General Counsel	February 1, 2002

Joseph D. Watson	Senior Vice President and Chief Administrative Officer	March 1, 2002

Michael D. Gayda	Senior Vice President, General Counsel and Secretary	October 1, 2002

James R. Voss	Senior Vice President and Chief Administrative Officer	September 16, 2002

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EXHIBIT A-1

Participant	Position	Participation Commencement Date
Thomas D. O’Malley	Chairman of the Board and Chief Executive Officer	February 1, 2002

Henry M. Kuchta	President and Chief Operating Officer	April 26, 2002

William E. Hantke	Executive Vice President and Chief Financial Officer	February 1,2002

Michael D. Gayda	Senior Vice President, General Counsel and Secretary	October 1, 2002

Donald F. Lucey	Senior Vice President–Commercial for PRG	April 1,2002

James R. Voss	Senior Vice President and Chief Administrative Officer	September 16,2002

Joseph D. Watson	Senior Vice President–Corporate Development, Treasurer and Assistant Secretary	March 1, 2002

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